AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONCEPTUS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3170244
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

331 East Evelyn Avenue

Mountain View, CA 94041
(650) 962-4000

(Address of Principal Executive Offices)

CONCEPTUS, INC.
STAND-ALONE STOCK OPTION GRANT TO PATRICIA GRAY

(Full Title of the Plan)

Mark Sieczkarek
President and CEO
Conceptus, Inc.
331 East Evelyn Avenue

Mountain View, CA 94041

(650) 962-4000

(Name and Address and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.003 per share, issuable pursuant to the Conceptus, Inc. Stand-Alone Stock Option Grant to Patricia Gray	100,000	$13.39(2)	$1,339,000	$144
Preferred Shares Purchase Rights (3)	N/A	N/A	N/A	N/A

(1)

This registration statement shall also cover any additional shares of common stock, par value $0.003 per share (the “Common Stock”), which become issuable under the Conceptus, Inc. Stand-Alone Stock Option Grant to Patricia Gray (the “Option Grant”) by reason of any stock dividend, stock split, recapitalization or similar transaction, effected without the Registrant’s receipt of consideration, which would increase the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the exercise price of the Option Grant, which is equal to $13.39 per share of Common Stock.

(3)	Preferred share purchase rights are attached to and trade with the common stock of Conceptus, Inc. The value attributable to such rights, if any, is reflected in the market price of the common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement on Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)                                  Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 000-27596) (including information specifically incorporated by reference in the Registrant’s Form 10-K from the Registrant’s Definitive Proxy Statement for its 2006 Annual Meeting of Stockholders filed with the Commission on April 24, 2006), filed with the Commission on March 16, 2006;

(b)                                 Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 10, 2006;

(c)                                  Current Reports on Form 8-K, filed with the Commission on April 6, 2006 and April 26, 2006;

(d)                                 Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 24, 2006;

(e)                                  The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-27596), filed with the Commission on December 26, 1995; and

(f)                                    The description of the preferred share purchase rights contained in the Registrant’s registration statement on Form 8-A (File No. 000-27596), filed with the Commission on February 28, 1997.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.           Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Registrant’s certificate of incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware, a director of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Registrant’s bylaws provide that the Registrant must indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

The Registrant’s bylaws provide that the Registrant must indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

Pursuant to its bylaws, the Registrant has the power to purchase and maintain a directors and officers liability policy to insure its officers and directors against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.           Exhibits

See Index to Exhibits immediately following the signature page.

Item 9.    Undertakings

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That: (A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 24, 2006.

Conceptus, Inc.

/s/ MARK M. SIECZKAREK
Mark M. Sieczkarek, President and Chief Executive
Officer

Each person whose signature appears below constitutes and appoints Mark M. Sieczkarek and Greg E. Lichwardt, and each of them, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date
President, Chief Executive Officer and
/s/ Mark M. Sieczkarek	Director (Principal Executive Officer)	May 24, 2006
Mark M. Sieczkarek

Executive Vice President, Treasurer and
Chief Financial Officer (Principal
/s/ Gregory E. Lichtwardt	Financial and Accounting Officer)	May 24, 2006
Gregory E. Lichtwardt

/s/ Michael E. Baker	Director	May 24, 2006
Michael E. Baker

/s/ Annette Bianchi	Director	May 24, 2006
Annette Bianchi

/s/ Thomas F. Bonadio	Director	May 24, 2006
Thomas F. Bonadio

/s/ Florence Comite	Director	May 24, 2006
Florence Comite

/s/ Robert V. Toni	Director	May 24, 2006
Robert V. Toni

/s/ Kathryn A. Tunstall	Director	May 24, 2006
Kathryn A. Tunstall

/s/ Peter L. Wilson	Director	May 24, 2006
Peter L. Wilson

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion of Latham & Watkins LLP.
10.1	Conceptus, Inc. Stand-Alone Stock Option Grant to Patricia Gray.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature pages hereto).